BlackRock Series Fund, Inc (the "Registrant"): BlackRock Global Allocation Portfolio (the "Fund")
77Q1(e):
Copies of any new or amended Registrant investment advisory contracts
Attached please find as an exhibit to Sub-Item 77Q1(e) of Form N-SAR, a copy of Form of Amendment No. 1 to the Sub-Advisory Agreement between BlackRock Advisors, LLC and BlackRock Investment Management, LLC with respect to the Fund.







Exhibit
77Q1(e)

Form of Amendment No. 1 to the Sub-Advisory Agreement
This Amendment dated as of [_______], 2013 is entered into by and between BlackRock Advisors, LLC, a Delaware limited liability company (the "Adviser"), and BlackRock Investment Management, LLC, a Delaware limited liability company (the "Sub-Adviser").
            WHEREAS, the Adviser and the Sub-Adviser have entered into a Sub-Investment Advisory Agreement dated September 29,
2006 (the "Sub-Advisory Agreement") pursuant to which the Adviser appointed the Sub-Adviser to act as sub-adviser with respect to BlackRock Global Allocation Portfolio (the "Fund"), a series of BlackRock Series Fund, Inc. (the "Corporation"); and
            WHEREAS, the Sub-Advisory Agreement provides that the Adviser will pay to the Sub-Adviser a monthly fee in arrears at an annual rate equal to the amount set forth in Schedule A thereto with respect to the Fund; and
            WHEREAS, the Sub-Advisory Agreement provides that the Sub-Advisory Agreement may be amended by the parties only if such amendment is specifically approved by the vote of the Board of Directors of the Corporation, including a majority of those Directors who are not parties to the Sub-Advisory Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval and, where required by the Investment Company Act of 1940, by a vote of a majority of the outstanding voting securities of the Fund; and
            WHEREAS, the Board of Directors of the Corporation, including a majority of those Directors who are not interested persons of the Corporation, specifically approved this amendment;
            NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:
1. Schedule A of the Sub-Advisory Agreement is hereby amended as set forth on the Schedule A attached hereto with respect to the Fund.
2. Except as otherwise set forth herein, the terms and conditions of the Sub-Advisory Agreement (including
Schedule A) shall remain in full force and effect.

      IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to the Sub-Advisory Agreement to be executed by their officers designated below as of the day and year first above written.
BLACKROCK ADVISORS, LLC



By:________________________
      Name:
      Title:



BLACKROCK INVESTMENT MANAGEMENT,
LLC



By:________________________
      Name:
      Title:



Agreed and Accepted:

BLACKROCK SERIES FUND, INC.



By:________________________
      Name:
      Title:



Schedule A
Pursuant to Section 7 of the Sub-Advisory Agreement, for that portion of BlackRock Global Allocation Portfolio for which the Sub-Adviser acts as sub-adviser, the Adviser shall pay a fee to
the Sub-Adviser equal to [              ] percent ([   ]%) of
the advisory fee received by the Adviser from BlackRock Global Allocation Portfolio with respect to such portion, net of: (i) expense waivers and reimbursements, (ii) expenses relating to distribution and sales support activities borne by the Adviser, and (iii) administrative, networking, recordkeeping, sub-transfer agency and shareholder services expenses borne by the Adviser.